EXHIBIT 10.107

                                 PROMISSORY NOTE
                                 ---------------


$50,000,000.00                                                    Columbus, Ohio
                                                                  March 14, 2006

     FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of CHARTER ONE BANK, N.A. (the "Bank"), at its office at 1215 Superior Avenue, Cleveland, Ohio 44114, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) or so much thereof as may be advanced from time to time, together with interest on the unpaid principal balance thereon from time to time outstanding, at the rates and at the times hereinafter provided. The proceeds of the loan evidenced hereby may be advanced, repaid and readvanced in partial amounts during the term of this Note and prior to the Maturity Date pursuant to the terms and conditions of the Loan Agreement of even date herewith by and between Maker and Bank (the "Loan Agreement"). Each such advance shall be made to the undersigned upon receipt by the Bank of the undersigned's application therefore and disbursement instructions, which shall be in such form as the Bank shall from time to time prescribe. The Bank shall be entitled to rely on any oral or telephonic communication requesting an advance and/or providing disbursement instructions hereunder, which shall be received by it in good faith from anyone reasonably believed by the Bank to be the undersigned, or the undersigned's authorized agent. The undersigned agree that all advances made by the Bank will be evidenced by entries made by the Bank into its electronic data processing system and/or internal memoranda maintained by the Bank. The undersigned further agree that the sum or sums shown on the most recent printout from the Bank's electronic data processing system and/or on such memoranda shall be rebuttably presumptive evidence of the amount of the Principal Sum and of the amount of any accrued interest.

1. Definitions. As used herein, the following terms shall have the following definitions:

     Applicable Margin: The percentage set forth below corresponding to the loan to value ratio in effect at such time:

-----------------------------------------------------------------------------
   Level              Loan to Value Ratio            Applicable Margin for
                                                       LIBOR Rate Loans
-----------------------------------------------------------------------------
     1       < or = 0.50 to 1.00                             1.20%
-----------------------------------------------------------------------------
     2       > 0.50 to 1.00 and < or = 0.60 to 1.00          1.35%
-----------------------------------------------------------------------------
     3       > 0.60 to 1.00                                  1.50%
-----------------------------------------------------------------------------

The Applicable Margin shall be determined by the Bank from time to time, based on the loan to value ratio as determined by Bank in its sole discretion.

     Business Day:

     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Cleveland, Ohio;

     (b) when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

     (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

     Hedging Contracts: Interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Maker and the Bank and designed to protect the Maker against fluctuations in interest rates or currency exchange rates.

     Hedging Obligations: With respect to the Maker, all liabilities of the Maker to the Bank under Hedging Contracts.

     Interest Payment Date: Relative to any LIBOR Rate Loan, each Business Day which is the 14th day of each month provided that if such day is not a Business Day, then, the first Business Day following the 14th day of each month, and the last day of such Interest Period. Relative to any Prime Rate Loan, each Business Day which is the 14th day of each month provided that if such day is not a Business Day, then, the first Business Day following the 14th day of each month.

     Interest Period:

     relative to any LIBOR Rate Loans

     (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2 or 3 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Maker may select in its notice pursuant to
          Section 2 or 3; and

     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, as selected by the Maker by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided, however, that

     (a) the Maker shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than three (3) different dates;
     (b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Note shall be of the same duration;
     (c) Interest Periods for LIBOR Rate Loans in connection with which Maker has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;
     (d) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
     (e) no Interest Period may end later than the termination of this Note.

     Relative to any Prime Rate Loans, the period beginning on (and including) the date on which such Prime Rate Loan is made or continued as, or converted into, a Prime Rate Loan pursuant to Section 2 or 3 and ending on (but excluding) the day which numerically corresponds to such date one month thereafter

     LIBOR Rate: Relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

     LIBOR Rate Loan: Any Loan the rate of interest applicable to which is based upon the LIBOR Rate.

     LIBOR Lending Rate: Relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

           LIBOR Lending Rate         =        LIBOR Rate
                                               ----------
                                    (1.00 - LIBOR Reserve Percentage)

     LIBOR-Reference Banks Loan: Any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Banks Rate.

     LIBOR-Reference Banks Lending Rate: Relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

           LIBOR-Reference Banks Lending Rate =   LIBOR-Reference Banks Rate
                                                  --------------------------
                                               (1.00 - LIBOR Reserve Percentage)

     LIBOR-Reference Banks Rate: Relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

     LIBOR Reserve Percentage: Relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

     Loan: All amounts outstanding under this Note.

     Loan Agreement: As defined above.

     Loan Documents: As defined in the Loan Agreement.

     London Banking Day: A day on which dealings in US dollar deposits are transacted in the London interbank market.

     Maturity Date: _______________, 2009.

     Mortgage: That certain mortgage with power of sale, security agreement and financing statement of even date herewith on that certain property located in the City of Tulsa, County of Tulsa, and State of Oklahoma, as more particularly described therein, given by Maker in favor of Bank to secure this Note.

     Note: This Promissory Note.

     Prime Rate: The rate of interest announced by Bank in Cleveland, Ohio from time to time as its "Prime Rate." The Maker acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

     Prime Rate Loan: Any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

     Reference Banks: Four major banks in the London interbank market.

     2. Borrowing Procedures.

     Interest Election. Interest on the outstanding principal amount of this Note shall accrue, at Maker's option, at one of the following rates of interest:
(i) the Prime Rate; or (ii) during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.

     LIBOR Loan Request. By delivering a borrowing request to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Maker may from time to time irrevocably request, on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount of $10,000 and integral multiples of $10,000, with an Interest Period of one, two, three, or six months. On the terms and subject to the conditions of this Note, each LIBOR Rate Loan shall be made available to the Maker no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Maker as shall have been specified in its borrowing request.

     Continuation and Conversion Elections. By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Maker may from time to time irrevocably elect, on not less than two nor more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of $10,000 and integral multiples of $10,000, of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. If any default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.

     3. Repayments, Prepayments, and Interest.

     Repayments Continuations and Conversions. LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Prior to the termination of this Note, upon the maturity of a LIBOR Rate Loan it may be continued for an additional Interest Period or may be converted to a Prime Rate Loan (if there exists no default or Event of Default and the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder).

     Voluntary Prepayment of the LIBOR Rate Loan. When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein. The Maker acknowledges that additional obligations may be associated with prepayment, in accordance with the terms and conditions of any applicable Hedging Contracts. The Maker shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan and of all accrued interest on the principal repaid to the date of payment. Maker acknowledges that prepayment or acceleration of the LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of the LIBOR Rate Loan shall be accompanied by, and the Maker hereby promises to pay, on each date the LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Bank pursuant to the following formula:

     (a) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

     (b) the LIBOR Lending Rate plus the Applicable Margin then applicable to the LIBOR Rate Loan.

     If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

     (c)  the amount of the LIBOR Rate Loan being prepaid.

     The resulting amount shall be divided by:

     (d)  360

     and multiplied by:

     (e) the number of days remaining in the Interest Period as to which the prepayment is being made.

     Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan.

     The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

     Interest Provisions. Interest on the outstanding principal amount of the Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, and (iii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.

     4. Miscellaneous LIBOR Rate Loan Terms.

     LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Maker be conclusive and binding on the Maker) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, and if the Loan is then presently a LIBOR Rate Loan, it shall automatically convert into a LIBOR-Reference Banks Loan at the end of the then current Interest Period or sooner, if required by such law or assertion. For purposes of this Note, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period. For greater certainty, all provisions of this Note relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

     Substitute Rate. If the Bank shall have determined that:

     (a) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

     (b) by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to the LIBOR Rate Loan, or

     (c) the LIBOR Rate no longer adequately reflects the Bank's cost of funding the Loan,

     then, upon notice from the Bank to the Maker, the LIBOR Rate Loan shall automatically convert to a LIBOR-Reference Bank Loan. During any such suspension, the Loan shall be classified as a LIBOR-Reference Bank Loan.

     Indemnities. In addition to the LIBOR Rate Loan Prepayment Fee, the Maker agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

     (a) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 10 or otherwise;

     (b) any Loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

     (c) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

     (d) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 10 or otherwise.

The Bank shall promptly notify the Maker in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Maker to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Maker. The Maker understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Maker has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Maker further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

     Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject the Bank to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this Note in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank's principal executive office is located); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Maker shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

     Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its reasonable discretion) that the rate of return on the Loan made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Maker, the Maker shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Maker. In determining such amount, the Bank may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.

     Taxes. All payments by the Maker of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Maker hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Maker will:

     (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

     (b) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

     (c) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

     Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Maker will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

     If the Maker fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Maker shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

5. Maturity. All unpaid principal, all accrued and unpaid interest, and all other sums due and payable under this Note or any of the other loan documents, if not sooner paid, shall be due and payable in full on the Maturity Date.

6. Loan Documents. Maker is executing simultaneously herewith or have executed or will execute certain Loan Documents in favor of Bank. The indebtedness evidenced by this Note is secured by certain of the Loan Documents, and all of the covenants, conditions and agreements contained in all of the Loan Documents are hereby made a part of and incorporated into this Note by this reference. Reference is hereby made to the Loan Documents for a description of the security and the rights of Bank and the obligations of Maker in respect thereto, but neither this reference to the Loan Documents nor any provisions thereof shall affect or impair the obligation of Maker to pay the principal and interest of this Note and all other sums or charges hereunder when due and payable in accordance with the terms and conditions hereof.

     A default under this Note shall, at the option of Bank, also constitute a default under any or all of the other Loan Documents. In addition to, and not in limitation of, the foregoing, a default under any or all of the other Loan Documents shall, at the option of Bank, constitute a default under this Note.

7. Waiver of Marshalling of Assets. Maker hereby waives for itself and, to the fullest extent not prohibited by applicable law, for any subsequent lien or, any right Maker may now or hereafter have under the doctrine of marshalling of assets or otherwise which would require Bank to proceed against certain property covered by any of the Loan Documents before proceeding against any other property covered by any of the Loan Documents. Bank shall have the right to proceed, in its sole discretion, against the property secured by any of the Loan Documents in such order and in such portions as Bank may determine, without regard to the adequacy of value or other liens on any such property, and any such action shall not in any way be considered as a waiver of any of the right, benefits, liens or security interests created by any of the Loan Documents.

8. Default Interest. Maker hereby agrees that in the event any payment due hereunder is not paid when due or the entire indebtedness evidenced by this Note is not paid when due, then the rate of interest on this Note, at the election of Bank, without notice or demand, which is hereby expressly waived, shall be increased to be equal to the sum of four (4) percentage points plus the interest rate otherwise applicable on the Loan or the highest rate for which the parties may agree under applicable law, whichever is less (the "Default Rate"). Maker shall be obligated thereafter to pay interest on the then unpaid principal balance of this Note at the Default Rate, to be computed from the due date through and including the date of actual receipt of the overdue payment, whether a monthly payment or the entire indebtedness. Nothing herein shall be construed as an agreement or privilege to accelerate or extend the date of the payment of any installment of, or the entire indebtedness, nor as a waiver of any other right or remedy accruing to Bank by reason of any such default.

9. Late Charge. In the event that any regularly scheduled monthly payment of interest or principal and interest, as the case may be, as herein provided, shall not be received by Bank within fifteen (15) days after the date such payment is due as herein provided, Bank shall have the right, at its sole option and without notice to Maker, such notice being expressly waived hereby, to assess Maker a late payment charge in the amount of Five Cents ($.05) for each dollar ($1.00) of such overdue monthly installment, which shall become immediately due to Bank as agreed compensation to Bank for the additional costs and expenses reasonably expected to be incurred by Bank by reason of such nonpayment, such as in contacting Maker and arranging for and processing remedial payment. Maker acknowledges that the exact amount of such costs and expenses may be difficult, if not impossible, to determine with certainty, and further acknowledge and confess the amount of such charge to be a consciously considered, good faith estimate of the actual damage to Bank by reason of such default. The payment of such late charge shall be secured by the Loan Documents, shall be payable on demand, but in any event not later than the due date of the next regularly scheduled monthly payment hereunder, and shall apply only to monthly installments due and payable hereunder prior to any acceleration by Bank of the indebtedness evidenced hereby. Whether or not expressed, this election shall not impair the Bank's further right to interest on the unpaid amount at the Default Rate from the date such payment was due through the date of actual payment.

10. Default. Upon any of the following events, at the election of Bank, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon at the Default Rate and all other sums or charges due hereunder or secured by or required to be paid by Maker under any of the Loan Documents, shall become immediately due and payable:

     (a) If Maker fails to pay any sum required to be paid by Maker hereunder within fifteen (15) days after the date such payment is due as herein provided;

     (b) If Maker defaults or breaches any covenant or agreement herein or in any of the other Loan Documents, and such failure remains uncorrected at the expiration of any applicable grace period provided for in the Loan Documents;

     (c) If in any creditor's proceeding Maker shall consent to the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents;

     (d) If any order, judgment or decree shall be entered, without the consent of Maker, upon an application of a creditor approving the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents, and any such order, judgment, decree, or appointment shall not be dismissed or stayed with appropriate appeal bond within sixty (60) days following the entry or rendition thereof;

     (e) If any of the Maker (i) make a general assignment for the benefit of creditors, (ii) fail to pay its debts generally as such debts become due, (iii) are found to be insolvent by a court of competent jurisdiction, (iv) voluntarily files a petition in voluntary bankruptcy or a petition or answer seeking a readjustment of debts under any federal bankruptcy law, or (v) any such petition is filed against any of the Maker and is not vacated or dismissed within sixty
          (60) days after the filing thereof; or

     (f) If Maker defaults in the due performance of any other agreement with Lender beyond any applicable grace period contained therein, including, without limitation, all agreements between Lender and the Maker which give rise to Hedging Obligations.

Notice of such election by Bank is hereby expressly waived as part of the consideration for this loan. Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Bank hereunder or under any of the other Loan Documents upon the failure of Maker to perform any provision hereof or of any of the other Loan Documents. No failure by Bank to exercise any right hereunder or under any of the other Loan Documents shall be construed as a waiver of the right to exercise the same or any other right at any time or from time to time thereafter.

11. Bank's Costs. If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs of collection incurred by Bank, including without limitation reasonable attorneys' fees to the fullest extent not prohibited by applicable law, and all expenses incurred in connection with the protection or realization of any collateral, whether or not suit is filed hereon or on any instrument granting a security interest.

12. Waiver. Maker hereby waives demand, presentment for payment, protest, notice of protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note or the other Loan Documents, and expressly consents to any extension of time of payment hereof, release of any party primarily or secondarily liable hereunder or of any of the security for this Note, acceptance of other parties to be liable for any of the indebtedness evidenced hereby or under the other Loan Documents or of other security therefor, or any other indulgence or forbearance which may be made, without notice to any party and without in any way affecting the liability of any party. The Maker hereby waives, in favor of the holder hereof, any and all rights of contribution, subrogation, exoneration and any similar rights and interest so long as any amount evidenced by this Note, together with any additional amount secured by any of the Loan Documents, remains unpaid.

13. Defined Terms. The term "Maker" as used herein shall include the undersigned, and its successors (including successors in interest to the property encumbered by the Loan Documents) and assigns; the term "Bank" as used herein shall include Charter One Bank, N.A., its successors and assigns, and each subsequent holder of this Note from time to time.

14. Forfeiture. Maker hereby further expressly represent and warrants to Bank that it has not committed any act or omission affording the federal government or any state or local government the right and/or remedy of forfeiture as against any of the property described in any of the Loan Documents, or any part thereof, or any monies paid in performance of their obligations under this Note or under any of the other Loan Documents. Maker hereby covenants and agrees not to commit, permit, or suffer to exist any act or omission affording such right and/or remedy of forfeiture. In furtherance thereof, the Maker hereby indemnifies Bank and agrees to defend and hold Bank harmless from and against any loss, damage or other injury, including, without limitation, attorneys' fees and expenses to the fullest extent not prohibited by applicable law, and all other costs and expenses incurred by Bank in preserving its liens, security interests and other rights and interests in any of the property encumbered by any of the Loan Documents in any proceeding or other governmental action asserting forfeiture thereof, by reason of, or in any manner resulting from, the breach of the covenants and agreements or the warranties and representations set forth in the preceding sentence. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against the Maker, Bank, any guarantor, any property or collateral encumbered by any of the Loan Documents under any federal or state law in respect of which forfeiture of such property or any part thereof or of any monies paid in performance of any of the Maker's obligations under the Loan Documents is a potential result, shall, at the election of the Bank in its absolute discretion, constitute a default hereunder without notice or opportunity to cure.

15. Governing Law. This Note shall be construed and enforced according to, and governed by, the laws of the State of Ohio.

16. WAIVER OF JURY TRIAL. MAKER HEREBY, AND BANK BY ITS ACCEPTANCE HEREOF, EACH WAIVE THE RIGHT OF A JURY TRIAL IN EACH AND EVERY ACTION ON THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, IT BEING ACKNOWLEDGED AND AGREED THAT ANY ISSUES OF FACT IN ANY SUCH ACTION ARE MORE APPROPRIATELY DETERMINED BY THE COURTS; FURTHER, Maker HEREBY CONSENTS AND SUBJECTS ITSELF TO THE JURISDICTION OF COURTS OF THE STATE OF OHIO AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO THE VENUE OF SUCH COURTS IN THE COUNTY IN WHICH THE PROPERTY ENCUMBERED BY THE LOAN DOCUMENTS IS LOCATED.

17. Notices. Except for any notice required under applicable law to be given in another manner, any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be as set forth in the Loan Agreement.

18. Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note, under the Mortgage, or any of the other Loan Documents or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Note or any security for the payment thereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

19. Binding Effect. This Note shall be binding upon the Maker, its successors and permitted assigns, whether expressed or not.

20. Disbursements of Principal Amount. All principal disbursements hereunder shall be made pursuant to the terms of the Loan Agreement.

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

                             TULSA PROMENADE, LLC, a Delaware limited liability company

                             By: GLIMCHER PROPERTIES LIMITED
                                 PARTNERSHIP, a Delaware limited
                                 partnership, its sole member

                                 By: GLIMCHER PROPERTIES CORPORATION,
                                     a Delaware corporation, its general partner


                                     By:__________________________________
                                         George A. Schmidt
                                         Executive Vice President



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